Series #3

Reorganization

On December 3, 2003, the shareholders of the John Hancock Dividend Performers Fund ("Dividend Performers Fund") approved an Agreement and Plan of Reorganization, which provided for the transfer of substantially all of the assets and liabilities of the Dividend Performers Fund in exchange solely for Class I shares of the Fund. The acquisition was accounted for as a tax-free exchange of 182,662 Class I shares of the Fund for the net asset value of the Dividend Performers Fund, which amounted to $3,294,569, including $485,073 of unrealized appreciation of investments, after the close of business on December 5, 2003.

On December 17, 2003, the shareholders of the John Hancock Large Cap Spectrum Fund ("Large Cap Spectrum Fund") approved an Agreement and Plan of Reorganization, which provided for the transfer of substantially all of the assets and liabilities of the Large Cap Spectrum Fund in exchange for Class A, Class B and Class C shares of the Fund. The acquisition was accounted for as a tax-free exchange of 296,515 Class A shares, 410,483 Class B shares and 234,085 Class C shares, respectively, of the Fund for the net assets of the Large Cap Spectrum Fund, which amounted to $5,459,225, $7,546,036 and $4,308,754 for Class A, Class B and Class C shares of the Large Cap Spectrum Fund, including $1,575,967 of unrealized appreciation of investments, after the close of business on December 19, 2003.